RG Global Lifestyles, Inc.
30021 Tomas, Suite 200
Rancho Santa Margarita, CA 92668

December 1, 2007

Brian Ruttencutter
1071 Castlerock Lane
North Tustin, CA 92705

Re: Offer of Employment

Dear Brian,

On behalf of RG Global Lifestyles, Inc. (the “Company”), I am pleased to offer you full-time employment in the regular position of Chief Financial Officer, beginning December 1, 2007, subject to the following terms and conditions.

Cash Compensation

As a full-time employee in the regular position of Chief Financial Officer, you will earn a base salary annualized at $180,000 (“Base Salary”). The Base Salary shall at no time be reduced by more than 20%, and only in the event that the Company’s Board of Directors determines that the Company’s financial condition has materially deteriorated and such a reduction shall be effected similarly on other Company management, or such a reduction may be considered a termination without Cause as defined herein, at your discretion.

Commissions/Bonuses

You are eligible to earn an annual bonus in addition to your Base Salary up to a maximum of 40% of your Base Salary. The annual bonus will be calculated at 1.5% of the Company’s fiscal year end (March 31) pre-tax income.

Benefits

You shall be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans, including group health plans, life, disability and AD&D insurances, dental, a 401k Plan, a Section 125 Plan, and paid time off. Detailed information about the benefits presently available will be provided to you on your first day of employment.

Until such time as the Company has a PPO health insurance plan, the Company will reimburse your Cobra health benefit costs from your prior employment up to $1,100/month.

Brian Ruttencutter	December 1, 2007

Business Tools and Expense Reimbursements

Company will provide you appropriate office space and business equipment and supplies as reasonably necessary to carry out your responsibilities as Chief Financial Officer. Additionally, the Company will promptly reimburse you for reasonable costs incurred by you on behalf of the Company in the performance of your responsibilities as Chief Financial Officer. Included in such reimbursements will be reasonable membership fees for participating in applicable professional organizations.

Equity

After commencement of your employment, it will be recommended to the Company’s Board of Directors (the “Board”) that you be granted an incentive stock option to purchase 300,000 shares of the Company’s common stock under the Company’s then current stock option plan. The per share exercise price of the option will be equal to the fair market value of the common stock on the date the Board actually approves the grant, and that date will likely be after the date you begin your employment with the Company. The option will be evidenced by a standard stock option agreement, and will be subject to the terms and conditions of that agreement and the stock option plan under which the option is granted. Such terms and conditions will include, but not be limited to, two year monthly vesting schedule and pre-requisites for exercising the option.

“At Will” Employment

RG Global is an at-will employer, and neither you nor RG Global is bound to continue this employment relationship if either chooses, at its will, to end the relationship at any time, with or without “Cause” or prior warning. However, if you are terminated without Cause, you will be eligible to receive your Base Salary, any earned but unpaid bonuses and full benefits for six months from the date of your termination. For purposes of your employment, “Cause” shall mean any of the following: (i) the past or present commission of a felony or other crime or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries, customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its subsidiaries public disgrace or disrepute or material economic harm, (iii) repeated willful failure to perform duties as reasonably directed by the CEO or Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company or any of its subsidiaries, or (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries. Notwithstanding the foregoing, the Company may terminate this employment relationship for employee’s repeated inability to perform CFO duties as reasonably directed by the CEO or Board for a period of six months after December 1, 2007 and not have such termination be considered without Cause for purposes of the severance payment above.

Brian Ruttencutter	December 1, 2007

Full-time Services to The Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please contact the Company’s Chief Executive Officer.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information Agreement without modification.

•
Your consent to, and results satisfactory to the Company of, reference and background checks. Until you have been informed in writing by the Company that such checks have been completed and the results satisfactory, you may wish to defer reliance on this offer.

•
Your return of the enclosed copy of this letter, after being signed by you without modification, to the Company’s Chief Executive Officer no later than December 3, 2007, after which time this offer will expire.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (ii) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter, that may have been made to you are expressly cancelled and superceded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the Chief Executive Officer.

Brian Ruttencutter	December 1, 2007

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to me no later than December 3, 2007. Please retain the original of this letter for your records. You should bring your INS Form I-9 required identification and proof of authorization to work with you on your first day of employment.

If you have any questions regarding this offer letter, please feel free to contact the Company’s CEO.

Sincerely,

/s/ Grant King
Grant King, CEO

I accept the above offer, and request to begin employment on December 1, 2007:

Dated: December 1, 2007	/s/ Brian Ruttencutter
Signature